STOCK PURCHASE AGREEMENT

This Agreement is made as of October 22, 2015 by and between ThrillCorp, Inc., a Delaware corporation (the "Corporation"), on the one hand, and William Kitchen, Michael Kitchen, and David Gust (each, a "Purchaser," and collectively, the "Purchasers"), on the other hand. The Corporation and the Purchasers are sometimes referred to herein collectively as the "Parties" and individually as a "Party."

Recitals

A. The Purchasers own, collectively, 100% of the equity interests in Polercoaster, LLC, a Florida limited liability company ("Polercoaster, LLC"), and Skyspire, LLC, a Florida limited liability company ("Skyspire, LLC").

B. Polercoaster, LLC is the owner of certain technology and intellectual property, including patent rights, know-how, trade secrets, and other intellectual property relating to a thrill ride known as the "Polercoaster," and Skyspire, LLC is the owner of certain technology and intellectual property, including patent rights, know-how, trade secrets, and other intellectual property relating to a thrill ride known as the "Skyspire."

C. Polercoaster, LLC and Skyspire, LLC desire to commercialize their respective intellectual property by among other means, entering into separate agreements with the Corporation, as more particularly described below.

D. The Corporation has commenced the process for raising capital for the purpose of developing, building, and operating Polercoaster and Skyspire thrill rides in various locations and has entered into agreements with various parties, including a funding platform, to facilitate the raising of capital for such purposes.

E. This Agreement contemplates a transaction in which the Purchasers will purchase from the Corporation, and the Corporation will issue and sell to the Purchaser, shares of Class A Common Stock of the Corporation (the "Purchased Shares") in exchange for the Purchasers' agreement to cause each of Polercoaster, LLC and Skyspire, LLC to enter into a separate agreement with the Corporation (each, an "Option and Right of First Refusal Agreement"), each of which will give the Corporation: (i) an option to enter into a separate agreement (each, a "Territory and License Agreement") pursuant to which Polercoaster, LLC and Skyspire, LLC would grant the Corporation a license to build and operate a Polercoaster or a Skyspire, as the case may be, in Nashville, Tennessee, Myrtle Beach, South Carolina, and New Orleans, Louisiana, and (ii) a right of first refusal to enter into additional Territory and License Agreements, pursuant to which Polercoaster, LLC and Skyspire, LLC would grant the Corporation a license to build and operate a Polercoaster or a Skyspire, as the case may be, in other markets for which Polercoaster, LLC or Skyspire, LLC, as the case may be, receives an offer to enter into a license agreement to build and operate the respective thrill ride for which it owns the intellectual property.

F. The Corporation, Polercoaster, and Skyspire have negotiated separate Option and Right of First Refusal Agreements and Territory and License Agreements in furtherance of their objectives as described herein, and the Parties believe that the agreements are substantially complete.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
Definitions

"Corporation" has the meaning set forth in the preface above.

"Party" has the meaning set forth in the preface above.

"Purchased Shares" has the meaning set forth in the preface above.

"Purchaser" and *"Purchasers"* have the meanings set forth in the preface above.

"Securities Act" means the Securities Act of 1933, as amended.

ARTICLE 2
Purchase and Sale of Purchased Shares

2.1. Issuance of Shares of Class A Common Stock. On and subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase from the Corporation, and the Corporation agrees to issue and sell to each Purchaser, the number of Purchased Shares set forth below opposite each respective Purchaser's name in exchange for the consideration described in Section 2.2.

William Kitchen	5,100,000
Michaek Kitchen	2,450,000
David Gust	2,450,000

2.2. Entry Into Option and Right of First Refusal Agreement. On and subject to the terms and conditions of this Agreement, each Purchaser agrees to cause Polercoaster and Skyspire to enter into an Option and Right of First Refusal Agreement with the Corporation (with a form of Territory and License Agreement attached thereto), each such agreement to be substantially in the form negotiated and discussed by the Parties as of the date hereof.

ARTICLE 3

Representations and Warranties Concerning the Transaction

3.1. Representations and Warranties Concerning the Corporation. The Corporation represents and warrants to the Purchasers as follows

(a) Authority. The Corporation has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with its terms and conditions and except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, and other laws of general applicability relating to creditors' rights.

(b) Brokers' Fees. The Corporation has no liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement for which the Purchasers could become liable or obligated.

3.2. Representations and Warranties of the Purchaser. Each Purchaser represents and warrants to the Corporation as follows:

(a) Authority. The Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The purchase of the Purchased Shares will not violate or contravene any requirement or prohibition contained in any of the documents or instruments governing the Purchaser, its corpus, or the fiduciary obligations of its trustee(s). This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms and conditions, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, and other laws of general applicability relating to creditors' rights.

(b) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Corporation could become liable or obligated.

(c) Authorization. This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by the application of bankruptcy, insolvency, reorganization, and other laws of general applicability relating to creditors' rights.

(d) Investment. The Purchaser is acquiring the Purchased Shares for investment for his own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any unregistered distribution thereof.

(e) Restricted Securities. The Purchaser understands and acknowledges that the Purchased Shares are not being registered under the Securities Act or relevant state securities laws, but are being offered and sold pursuant to exemptions from such registrations, and that the Purchaser may not sell, transfer, assign, convey, pledge, hypothecate, or otherwise dispose of any of the Purchased Shares in any manner unless they are registered with the Securities and

Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Corporation has no obligation to register or qualify the Purchased Shares.

ARTICLE 4

Conditions to Obligations of Parties

4.1. Conditions to Purchaser's Obligations. The obligation of the Purchasers to Purchase the Shares as provided in this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Covenants, Representations. There shall be no material breach by the Corporation in the performance of any of its covenants and agreements herein; each of the representations and warranties of the Corporation contained or referred to in this Agreement is true and correct on the date hereof.

(b) Legal Proceedings. No action, suit, investigation, or proceeding shall have been instituted or threatened to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated hereby.

4.2. Conditions to the Corporation's Obligation. The obligation of the Corporation to issue the Purchased Shares pursuant to this Agreement shall, at the option of the Corporation, be subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a) Covenants, Representations. There shall be no material breach by the Purchaser in the performance of any of his covenants and agreements herein; each of the representations and warranties of the Purchaser contained or referred to in this Agreement is true and correct on the date hereof.

(b) Legal Proceedings. No action, suit, investigation, or proceeding shall have been instituted or threatened to restrain, prohibit, or otherwise challenge the legality or validity of the transactions contemplated hereby.

ARTICLE 5

Miscellaneous

5.1. Successors and Assigns. No Party shall have the right to assign its rights under this Agreement without the consent of the other Parties. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

5.2. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Corporation and the Purchasers with respect to the matters contained in this Agreement, and this Agreement constitutes the sole and entire agreement between the Parties with respect to its subject matter.

5.3. Amendments and Waivers. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement of the amendment is sought. The

Purchasers and the Corporation may, by a signed writing, give any consent, take any action, waive any inaccuracies in representations or other compliance by any other party to any of the covenants or conditions in this Agreement, modify the terms of this Agreement, or take any other action deemed by him or it to be necessary or appropriate to consummate the transaction contemplated by this Agreement.

5.4. Further Assurances. Each Party, at the request of any other Party, will execute, deliver, and acknowledge where necessary from time to time such other and further acts and things as may be reasonably necessary to more fully and effectively consummate the transactions contemplated hereby.

5.5. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Party actually executing such counterparts, and all of which together shall constitute one instrument. Execution of a facsimile copy of this Agreement by any Party and delivery of a copy this Agreement bearing the facsimile signature of any Party shall constitute the valid and binding execution and delivery of this Agreement, and facsimile copies of this Agreement bearing the facsimile signature of any Party shall constitute an original document enforceable against such Party.

5.6. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

[Signatures appear on following page]

The foregoing Agreement is hereby executed as of the date first above written.

CORPORATION:

ThrillCorp, Inc.

By: ______________________

PURCHASERS:

____
William Kitchen

____
Michael Kitchen

____
David Gust